Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REVISES FULL-YEAR 2012 GUIDANCE

•	Slowing Brazilian Economy and Lower Shipments to Commercial Vehicle Market Impacting Second Quarter
•	Weakness in North America and European Electronics Business Anticipated through Year End
•	Unfavorable Foreign Exchange Rates Affecting Second Quarter; Expected to Be Less of a Factor in Second Half of 2012
•	Aggressive Management Actions Expected to Partially Offset Headwinds in Second Half

WARREN, Ohio – August 2, 2012 – Stoneridge, Inc. (NYSE: SRI) today announced that it is revising its previously announced full-year 2012 sales and profitability guidance.

Stoneridge lowered its full-year revenue outlook for 2012 to a range of $970 million to $1.01 billion, down from the initial guidance of $1.06 billion to $1.12 billion provided initially on February 13, 2012, and reaffirmed on May 1, 2012. The Company also said it now expects earnings per share to be in the range of $0.75 to $1.00, a decrease from its initial guidance of $1.10 to $1.30 (see attached financial tables).

The reduction in guidance is due primarily to lower-than-expected revenue in the second quarter by the Company’s Brazilian joint-venture operation, PST, and weakness in both its North American and European Electronics businesses, which is expected to continue through the balance of the year. Lower anticipated shipments to a large North American commercial vehicle customer are also having a negative impact on the Company’s outlook for 2012, and unfavorable foreign exchange rate movements are expected to continue to affect financial performance for the balance of the year, though at a lower level in the second half of the year.

The Company will issue its second-quarter results for 2012 on August 9, 2012.

“The second quarter had a dramatic reduction in growth in the Brazilian market with the North American and European commercial vehicle markets also lower than expectations and negatively impacting our quarterly performance,” said John C. Corey, president and chief executive officer. “In addition, unfavorable foreign exchange rates in Brazil and Europe also had a negative impact on our second-quarter performance. While some of the contributing factors are beyond our control, we are aggressively addressing those within our reach to align with the realities of the markets. We do expect to see improvement in financial performance in the second half of the year due to improved sales levels, rapid implementation of cost reduction actions and pricing actions to improve profitability and cash flow.”

Corey noted that the Company’s previous guidance for margins, as well as those for PST, remains largely intact at 21.0% - 22.5% and 40.0% - 42.0% respectively. “We are focused on generating significant free cash flow for the balance of the year and still expect to eliminate or substantially reduce the amounts borrowed on our asset-based lending facility in North America, while reducing our debt level in Brazil,” he said.

“In April, we began implementing a restructuring program in Brazil that cost us $0.02 per share in the second quarter but is expected to benefit us by approximately $0.10 per share in the second half of 2012,” Corey said. “Additional actions are being finalized for all our business units that will have some cost impact on the third quarter but are expected to benefit us in the balance of the year.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2012 second-quarter results can be accessed at 11 a.m. Eastern Time on Thursday, August 9, 2012, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial truck, automotive, agricultural, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in commercial truck, automotive, motorcycle, agricultural or off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

(tables attached)

Selected Preliminary Earnings Data

(Unaudited)

August 2, 2012

Earnings per Share Bridge

		Mix / Direct	Foreign
	Volume	Material	Exchange	Restructuring	SGA	Total

First Quarter 2012						$0.22
PST	(0.09)	(0.02)	(0.06)	(0.02)	0.03	(0.16)
Core	(0.10)	(0.05)	(0.02)	-	(0.02)	(0.19)
Total Consolidated	(0.19)	(0.07)	(0.08)	(0.02)	0.01	(0.35)
Second Quarter 2012 (Estimated)						$(0.13)

	First Quarter 2012				Second Quarter 2012				First Half 2012
			PST				PST				PST
	Stoneridge Core	PST Operations	Purchase Accounting	Consolidated	Stoneridge Core	PST Operations	Purchase Accounting	Consolidated	Stoneridge Core	PST Operations	Purchase Accounting	Consolidated

(in millions $ USD)

Sales	$208.6	$53.7	$-	$262.3	$195.7	$38.5	$-	$234.2	$404.3	$92.2	$-	$496.5

Gross Margin	$44.5	$22.8	$(2.2)	$65.1	$40.0	$15.4	$(1.7)	$53.7	$84.5	$38.2	$(3.9)	$118.8
	21.3%	42.5%		24.8%	20.4%	40.0%		22.9%	20.9%	41.5%		23.9%
Operating Income	$11.5	$3.6	$(3.2)	$11.8	$6.6	$(2.0)	$(2.8)	$1.7	$18.1	$1.5	$(6.0)	$13.5
	5.5%	6.6%		4.5%	3.4%	-5.3%		0.7%	4.5%	1.7%		2.7%

	February 2012 : Original 2012 Guidance			July 2012 : Revised 2012 Guidance
	Stoneridge	PST		Stoneridge	PST
	Core	(rate 1.84)	Consolidated	Core	(rate 2.00)	Consolidated

Sales	$820 - 850	$240 - $270	$1,060 - $1,120	$775 - $795	$195 - $214	$970 - $1,009

Gross Margin	21.0% - 23.0%	40.0% - 43.0%	25.5% - 27.5%	21.0% - 22.5%	40.0% - 42.0%	24.5% - 26.5%

Operating Margin	5.5% - 6.5%	7.0% -9.0%*	6.0% - 7.0%*	5.0% - 6.0%	4.0% - 5.0%*	4.5% - 6.0%*

EPS			$1.10 - 1.30			$.75 - $1.00

Adjusted EBITDA Margin						8.5% - 10.0%

(Operating Margin plus depreciation, amortization and PST non-cash purchase accounting)

*includes PST purchase accounting of $9.9 million $6.4 in 1H2012, $3.5 million in 2H2012	*includes PST purchase accounting of $9.4 million $6.0 in 1H2012, $3.4 million in 2H2012

Reconciliation of Operating Margin to Adjusted EBITDA Margin :

Operating Margin	4.5% - 6.0%
Depreciation	3.10%
Amortization	0.60%
PST non-cash purchase accounting	0.30%
Adjusted EBITDA Margin	8.5% - 10.0%